Exhibit 99.1
                 Media General Reports Third-Quarter Results

    RICHMOND, Va., Oct. 15 /PRNewswire-FirstCall/ -- Media General (NYSE: MEG) today reported third-quarter net income of $15.7 million, or 66 cents per diluted share, a 37.3 percent increase, compared with income from continuing operations before an accounting change of $11.4 million, or 49 cents per diluted share in the third quarter of 2003. Media General's 2003 third-quarter results included a non-cash charge of $8.1 million, or 34 cents per diluted share, for the cumulative effect of an accounting change related to variable interest entities. Including the accounting charge as well as the results of a small operation that was subsequently sold, Media General's third-quarter 2003 net income was $3.7 million, or 16 cents per diluted share.

    "Media General's strong third-quarter earnings growth in 2004 reflected a robust profit increase of 32 percent in the Broadcast Division and a solid gain of 5.2 percent in the Publishing Division," said J. Stewart Bryan III, chairman and chief executive. "Broadcast results were driven by very strong political spending as well as growth in Local and National transactional sales including advertising from the Summer Olympics. Publishing Division results reflected year-over-year growth in all revenue categories, except National advertising. Classified revenues continued to show solid gains, up 7.1 percent, led by higher help-wanted advertising. Also having a favorable impact on the quarter were substantially improved equity earnings from our one-third ownership of SP Newsprint and lower interest expense.

    "While we were pleased with our overall results for the quarter, our growth was tempered somewhat by hurricanes in August and September that affected Media General newspapers, television stations and online enterprises in Florida and Alabama. Segment operating profit is estimated to have been adversely impacted by $2 million to $2.5 million, including lost revenues and higher expenses related to the storms," Bryan said.

    Consolidated revenues for the third quarter rose 6.1 percent to $217.6 million, compared with $205.1 million in the third quarter of 2003. Segment profit of $48.3 million increased 15.6 percent, and segment cash flow of $58.5 million was up 9 percent.

    Publishing segment profit of $29.6 million was up 5.2 percent from last year's third quarter. Segment results include the results of the company's 20 percent interest in The Denver Post, which were up slightly.

    Publishing total revenues of $137.7 million increased 4.1 percent, and advertising revenues of $113 million increased 4.6 percent. Including online revenues from newspaper Web sites, total publishing revenues were up 4.6 percent over last year, and newspaper advertising revenues increased 5.1 percent.

    Classified revenues rose $3.1 million, or 7.1 percent, and reflected increases at every newspaper group. Employment linage for the quarter was up
10.2 percent for the company's three metro newspapers, including increases of
18.1 percent at the Richmond Times-Dispatch, 5.9 percent at the Winston-Salem Journal, and 2.3 percent at The Tampa Tribune. Automotive linage was up 2.6 percent at the three metros. At Media General's community newspapers, Classified revenues were up more than 10 percent in many markets, driven by help-wanted advertising.

    Retail ROP revenues were slightly above last year. The Tampa Tribune and its associated community dailies reported a 6.7 percent increase as a result of strong financial institution advertising as well as increased entertainment, utilities and medical advertising. Some community newspapers, including properties located in Alabama and Northern Virginia, also reported solid retail growth. A 5.7-percent decline at the Richmond Times-Dispatch was attributable to the absence of advertising related to the opening of two malls in September 2003, partially offset by improvements in the medical, furniture and building supply categories.

    National ROP revenues declined $360,000, or 4.4 percent, reflecting lower activity in the cruise line, travel and telecommunications categories.

    Preprint revenues were up $1.1 million, or 5.7 percent, with most of the company's newspapers reporting increases. Combined Retail ROP and retail preprint revenues were $560,000, or 1.1 percent, higher than last year. Combined National ROP and national preprint revenues were $170,000, or 1.8 percent higher than last year.

    Circulation revenues increased 1.6 percent, aided by rate increases at a number of newspapers and volume growth in Tampa.

    Publishing total expenses were up 3.9 percent from last year due to higher costs for newsprint, increased repairs and maintenance expenses, and circulation growth programs. Newsprint expense for the quarter was up 9 percent compared to last year and average prices were $37 per ton higher.

    Broadcast Division segment profit of $20.2 million rose 31.6 percent compared to the same 2003 period. This strong performance reflected robust political advertising revenues, which totaled $8.5 million for the quarter.

    Broadcast total revenues increased 9.1 percent to $77.3 million, and total time sales were up $8.1 million, or 11.6 percent. Local time sales increased by $1.4 million, or 3.3 percent, and reflected increases in services, furniture, hardware/home improvement and automotive advertising. National time sales were up $646,000, or 2.6 percent, due to higher automotive, services and financial advertising.

    Broadcast total expenses for the third quarter rose 2.9 percent, due primarily to higher payroll, programming and retirement plan costs. Salary expense increases included sales commissions associated with higher revenues. Higher expenses were partially offset by lower cost of goods sold for the division's equipment subsidiary and lower depreciation.

    Interactive Media Division revenues were up 35 percent over 2003 to $3.5 million, led by a 44 percent increase in classified advertising across the division's Web sites. Local advertising increased 31 percent. The division reported a segment loss of $1.5 million, a 12.2-percent improvement over the prior-year third quarter.

    Interest expense decreased $766,000, or 9.1 percent, from the third quarter of 2003, the result of lower debt levels and lower effective interest rates.

    Income from the company's share of SP Newsprint was $316,000 compared with a loss of $1.2 million in the 2003 third quarter due to higher newsprint prices. Newsprint producers, including SP Newsprint, announced a $50-per-ton increase September 1. Media General's current expectation is that $25-30 will hold through year-end. If that happens, the company would expect to see continued earnings progress from SP Newsprint in the fourth quarter.

    Acquisition intangibles amortization was $1.1 million higher than last year due to network affiliation amortization.

    Corporate expense was slightly lower than last year's third quarter.

    The effective tax rate for the quarter was 37 percent, compared with 36.5 percent in the prior year. The company has begun a preliminary analysis of the American Jobs Creation Act that was recently passed by both the House and Senate and awaits President Bush's signature. The Act contains a reduction in the corporate tax rate that will be phased in over the next five years. Media General estimates the impact to be a decrease in the company's expected income tax expense for 2005 in the range of $865,000 to $1.2 million, which would reduce the effective tax rate by one-half-to-one percentage point and increase earnings per share by 3.5-5.25-cents.

    EBITDA (income from continuing operations before accounting change and before interest, taxes, depreciation and amortization) in the third quarter of 2004 was $48.3 million, compared with $42.8 million in the 2003 period. Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $21.5 million, compared with $19.5 million in the prior-year period, despite higher capital spending in 2004.

    Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to meet its debt service requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

    Outlook

    Visibility is somewhat limited at this time. The economy is soft and consumers are holding back spending, which is creating uncertainty about where ad spending will be. There is also uncertainty about the vitality of political spending and the degree of implementation of the September 1 newsprint price increase.

    Currently, Media General expects Publishing Division revenues to increase approximately 3 percent compared to last year's fourth quarter. Classified revenues are expected to maintain their growth trend with solid gains in employment advertising. Retail revenues are expected to be stronger as a result of holiday season spending.

      The company expects Broadcast Division revenues and time sales to increase approximately 15 percent over last year, driven mostly by Political campaign spending and holiday season advertising. Media General expects to provide more definitive guidance on earnings expectations for the fourth quarter as the period unfolds.

    Conference Call and Webcast

    Media General's management will discuss third-quarter results during a conference call today at 11 a.m. ET. The call can be accessed via a live webcast through the company's Web site http://www.mediageneral.com by choosing the "Live Earnings Conference" link at the top of the home page. To access the conference call, dial 1-800-475-3716 about ten minutes prior to the call. A replay of the webcast will be available at 2 p.m. today at the same Web address. A replay of the conference call is available beginning at 2 p.m. today until Oct. 22 at midnight by dialing 1-888-203-1112 or 719-457-0820 and using the passcode 940136. The full text of the prepared remarks will be available on the company's Web site shortly after the call concludes.

    Forward-Looking Statements

    This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

    About Media General

    Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company's publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General's 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company's interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

                             Media General, Inc.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Thirteen Weeks    Thirty-Nine Weeks
                                             Ending              Ending
                                       ---------------------------------------
                                       September September September September
    (Unaudited, in thousands, except      26,       28,       26,       28,
    per share amounts)                   2004      2003      2004      2003
    --------------------------------------------------------------------------

    Revenues                           $217,644  $205,086  $650,690  $611,890

    Operating costs:
      Production                         94,333    89,487   280,037   267,007
      Selling, general and
       administrative                    75,876    73,089   230,757   218,021
      Depreciation and amortization      15,709    16,327    49,280    49,976
    --------------------------------------------------------------------------
        Total operating costs           185,918   178,903   560,074   535,004
    --------------------------------------------------------------------------

    Operating income                     31,726    26,183    90,616    76,886
    --------------------------------------------------------------------------

    Other income (expense):
      Interest expense                   (7,643)   (8,409)  (23,171)  (26,262)
      Investment income (loss)-
       unconsolidated affiliates            523    (1,044)      330    (4,552)
      Other, net                            335     1,295     1,028     9,530
    --------------------------------------------------------------------------
        Total other expense              (6,785)   (8,158)  (21,813)  (21,284)
    --------------------------------------------------------------------------

    Income from continuing operations
     before income taxes and cumulative
     effect of change in accounting
     principle                           24,941    18,025    68,803    55,602
    Income taxes                          9,228     6,580    25,457    20,297
    --------------------------------------------------------------------------

    Income from continuing operations
     before cumulative effect of
     change in accounting principle      15,713    11,445    43,346    35,305
    Income from discontinued
     operations (net of tax)                ---       301       ---       957
    Cumulative effect of change in
     accounting principle (net of
     income tax benefit of $3,420)          ---    (8,079)      ---    (8,079)
    --------------------------------------------------------------------------
    Net income                         $ 15,713  $  3,667  $ 43,346  $ 28,183
    ==========================================================================

    Net income per common share:
      Income from continuing
       operations before cumulative
       effect of change in
       accounting principle            $   0.67  $   0.50  $   1.86  $   1.53
      Discontinued operations               ---      0.01       ---      0.04
      Cumulative effect of change in
       accounting principle                 ---     (0.35)      ---     (0.35)
                                       ---------------------------------------
    Net income                         $   0.67  $   0.16  $   1.86  $   1.22
                                       =======================================

    Net income per common share -
     assuming dilution:
      Income from continuing
       operations before cumulative
       effect of change in
       accounting principle            $   0.66  $   0.49  $   1.83  $   1.51
      Discontinued operations               ---      0.01       ---      0.04
      Cumulative effect of change in
       accounting principle                 ---     (0.34)      ---     (0.34)
                                       ---------------------------------------
    Net income                         $   0.66  $   0.16  $   1.83  $   1.21
                                       =======================================

    --------------------------------------------------------------------------

    Weighted-average common shares
     outstanding:
      Basic                              23,399    23,074    23,339    23,052
      Diluted                            23,730    23,423    23,727    23,346

    --------------------------------------------------------------------------


                             Media General, Inc.
                              BUSINESS SEGMENTS

    (Unaudited, in                             Interactive
     thousands)             Publishing Broadcast  Media  Eliminations  Total
    --------------------------------------------------------------------------
    Quarter Ended September
     26, 2004
    Consolidated revenues    $137,659  $ 77,308 $  3,526    $  (849) $217,644
                             =================================================
    Segment operating cash
     flow                    $ 35,286  $ 24,397 $ (1,202)            $ 58,481
    Allocated amounts:
     Equity in net income
      of unconsolidated
      affiliate                   207                                     207
     Depreciation and
      amortization             (5,847)   (4,215)    (303)             (10,365)
                             -------------------------------------------------
      Segment profit (loss)  $ 29,646  $ 20,182 $ (1,505)              48,323
                             ============================

    Unallocated amounts:
     Interest expense                                                  (7,643)
     Investment income-SP
      Newsprint                                                           316
     Acquisition intangibles
      amortization                                                     (4,109)
     Corporate expense                                                 (9,636)
     Other                                                             (2,310)
                                                                     ---------
      Consolidated income
       from continuing
       operations before
       income taxes                                                  $ 24,941
                                                                     =========

    Quarter Ended September
     28, 2003
    Consolidated revenues    $132,226  $ 70,865 $  2,612    $  (617) $205,086
                             =================================================
    Segment operating cash
     flow                    $ 34,453  $ 20,585 $ (1,396)            $ 53,642
    Allocated amounts:
     Equity in net income of
      unconsolidated
      affiliate                   170                                     170
     Depreciation and
      amortization             (6,434)   (5,245)    (319)             (11,998)
                             -------------------------------------------------
      Segment profit (loss)  $ 28,189  $ 15,340 $ (1,715)              41,814
                             ============================

    Unallocated amounts:
     Interest expense                                                  (8,409)
     Investment loss-SP
      Newsprint                                                        (1,214)
     Acquisition intangibles
      amortization                                                     (3,012)
     Corporate expense                                                 (9,575)
     Other                                                             (1,579)
                                                                     ---------
      Consolidated income
       from continuing
       operations before
       income taxes
       and cumulative effect
       of change in
       accounting principle                                          $ 18,025
                                                                     =========

    Nine Months Ended
     September 26, 2004
    Consolidated revenues    $413,893  $229,434 $ 10,010    $(2,647) $650,690
                             =================================================
    Segment operating cash
     flow                    $105,023  $ 73,175 $ (3,625)            $174,573
    Allocated amounts:
     Equity in net income
      of unconsolidated
      affiliate                   355                                     355
     Depreciation and
      amortization            (17,771)  (14,183)  (1,053)             (33,007)
                             -------------------------------------------------
      Segment profit (loss)  $ 87,607  $ 58,992 $ (4,678)             141,921
                             ============================

    Unallocated amounts:
     Interest expense                                                 (23,171)
     Investment loss-SP
      Newsprint                                                           (25)
     Acquisition intangibles
      amortization                                                    (12,327)
     Corporate expense                                                (30,994)
     Other                                                             (6,601)
                                                                     ---------
      Consolidated income
       from continuing
       operations before
       income taxes                                                  $ 68,803
                                                                     =========

    Nine Months Ended
     September 28, 2003
    Consolidated revenues    $397,598  $208,999 $  7,025    $(1,732) $611,890
                             =================================================
    Segment operating cash
     flow                    $102,769  $ 60,933 $ (4,011)            $159,691
    Allocated amounts:
     Equity in net income of
      unconsolidated
      affiliate                   346                                     346
     Gain on sale of
      Hoover's                                     5,746                5,746
     Depreciation and
      amortization            (19,698)  (16,464)  (1,192)             (37,354)
                             -------------------------------------------------
      Segment profit         $ 83,417  $ 44,469 $    543              128,429
                             ============================

    Unallocated amounts:
     Interest expense                                                 (26,262)
     Investment loss-SP
      Newsprint                                                        (4,898)
     Acquisition intangibles
      amortization                                                     (9,043)
     Corporate expense                                                (27,674)
     Other                                                             (4,950)
                                                                     ---------
      Consolidated income
       from continuing
       operations before
       income taxes
       and cumulative effect
       of change in
       accounting principle                                          $ 55,602
                                                                     =========



                             Media General, Inc.
                         CONSOLIDATED BALANCE SHEETS

                                               September 26,      December 28,
    (Unaudited, in thousands)                      2004              2003
    --------------------------------------------------------------------------

    ASSETS

    Current assets:
      Cash and cash equivalents                 $    9,150        $   10,575
      Accounts receivable - net                    104,738           113,226
      Inventories                                    7,751             6,171
      Other                                         40,534            32,649
                                                -----------       ------------
        Total current assets                       162,173           162,621
                                                -----------       ------------

    Investments in unconsolidated affiliates        90,328            89,994

    Other assets                                    57,922            60,277

    Property, plant and equipment - net            428,146           434,088

    Excess of cost over fair value of net
     identifiable assets of acquired
     businesses - net                              832,004           832,004

    FCC licenses and other intangibles - net       795,444           807,771
                                                -----------       ------------

    Total assets                                $2,366,017        $2,386,755
    ==========================================================================

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                          $   21,898        $   22,210
      Accrued expenses and other liabilities        89,406            83,424
      Income taxes payable                             -               8,769
                                                -----------       ------------
        Total current liabilities                  111,304           114,403
                                                -----------       ------------

    Long-term debt                                 485,454           531,969

    Borrowings of consolidated variable
     interest entities                              95,320            95,320

    Deferred income taxes                          379,284           362,769

    Other liabilities and deferred credits         146,861           174,833

    Stockholders' equity                         1,147,794         1,107,461
                                                -----------       ------------

    Total liabilities and stockholders'
     equity                                     $2,366,017        $2,386,755
    ==========================================================================


                             Media General, Inc.
                EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW
                          (Unaudited, in thousands)

                                          Thirteen Weeks   Thirty-Nine Weeks
                                             Ending              Ending
                                       ------------------- -------------------
                                       Sept. 26, Sept. 28, Sept. 26, Sept. 28,
                                          2004     2003      2004      2003
                                       ---------------------------------------

    Income from continuing operations
     before cumulative effect of
     change in accounting principle     $ 15,713 $ 11,445  $ 43,346  $ 35,305

    Interest                               7,643    8,409    23,171    26,262
    Taxes                                  9,228    6,580    25,457    20,297
    Depreciation and amortization         15,709   16,327    49,280    49,976

         EBITDA from continuing
          operations before
          cumulative effect of change   -----------------  -------------------
          in accounting principle       $ 48,293 $ 42,761  $141,254  $131,840
                                        =================  ===================


    Income from continuing operations
     before cumulative effect of
     change in accounting principle     $ 15,713 $ 11,445  $ 43,346  $ 35,305
    Depreciation and amortization         15,709   16,327    49,280    49,976

                                        -----------------  -------------------
        After-tax cash flow             $ 31,422 $ 27,772  $ 92,626  $ 85,281
                                        =================  ===================


    After-tax cash flow                 $ 31,422 $ 27,772  $ 92,626  $ 85,281
    Capital expenditures                   9,901    8,271    29,505    22,761
                                        -----------------  -------------------

        Free cash flow                  $ 21,521 $ 19,501  $ 63,121  $ 62,520
                                        =================  ===================

                    Media General Reports September Revenues

    RICHMOND, Va., Oct. 15 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported September 2004 revenues of $69.2 million, a 3.9 percent increase compared with $66.6 million in September 2003. Publishing Division total revenues increased 3.4 percent, Broadcast Division total revenues rose 4.2 percent, and Interactive Media Division revenues were up
33.8 percent.

    Media General's September results were impacted by several hurricanes and tropical storms. The company estimates that these storms led to more than $1 million of lost revenues at the company's newspapers, television stations and online enterprises in Florida and Alabama.

    For the month, newspaper advertising revenues increased $1.3 million, or 3.7 percent, compared with last year. When online revenues from Media General's newspaper Web sites are included, as they are by many peer companies, total publishing revenues increased 3.8 percent for the month and newspaper advertising revenues rose 4.2 percent.

    In the company's newspaper business, the hurricanes had the greatest impact on Classified advertising revenue because the storms largely hit on weekends when Classified advertising is typically most robust. For the month of September, Classified revenues increased $618,000, or 4.5 percent, over last year, a lower growth rate compared to the past several months. However, excluding results from the Tampa and Alabama newspapers, Classified revenues for the month were up 13 percent. Employment linage for the company's three metropolitan newspapers in September increased 3.7 percent, including a 13 percent decrease at The Tampa Tribune and a 20 percent increase at Richmond Times-Dispatch, while the Winston-Salem Journal's results were even with last year. Classified results were generally enhanced by higher automotive advertising at the three metros, up 6.8 percent, driven by strong results in Richmond.

    Retail ROP revenues declined $109,000 or 1 percent against a very strong September 2003 when the Richmond Times-Dispatch experienced a significant amount of one-time advertising related to the grand opening of two new upscale shopping malls. Consequently, Richmond September retail revenues were 15 percent below last year. The Florida newspapers, including The Tampa Tribune, were ahead of last year by nearly 11 percent, from gains in the financial, insurance and home furnishings categories.

    National ROP revenues declined $59,000, or 2.1 percent. The Florida newspapers experienced lower travel, financial and medical advertising, while telecommunications and automotive advertising increased. The Richmond Times-Dispatch was below last year due primarily to the absence of the significant insurance advertising that followed Hurricane Isabel in September 2003.

    Preprint revenues were up $349,000, or 5.7 percent, and nearly every newspaper reported gains. Combined Retail ROP and retail preprint revenues were $150,000, or 1 percent, higher than last year. Combined National ROP and National preprint revenues were $10,000, or slightly above last year.

    Circulation revenues increased $86,000, or 1.3 percent.

    In the Broadcast Division, gross time sales increased $1.9 million, or 8 percent, reflecting very strong political advertising.

    Political revenues for the month were $3.5 million compared with $1.2 million in 2003. Most of the political dollars in September were derived from U.S. Senate races in Florida, South Carolina and North Carolina; presidential campaign advertising in Florida, Alabama and Iowa; and issue spending in Florida.

    Local time sales increased $312,000, or 2.3%, reflecting gains in services and furniture advertising that more than offset declines in the automotive, financial, and telecommunications categories.

    National time sales decreased by $715,000, or 8.5 percent, due to declines in the corporate, drug store and entertainment categories, offsetting gains in fast food and services advertising.

    Interactive Media Division revenues increased 33.8 percent to $1.1 million, driven by a nearly 40 percent increase in Classified advertising. Several Media General Web sites achieved a record number of unique visitors for the month as they served viewer's needs for hurricane and weather information. Tampa Bay Online served approximately 3.3 million unique visitors for the month compared with 1.7 million unique visitors in September 2003.

    About Media General

    Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company's publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General's 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company's interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.




                               MEDIA GENERAL INC.

                             Revenues and Page Views

                                                          September
                                               2004         2003      % Change
--------------------------------------------------------------------------------
    Revenues (000)                            $69,242      $66,617     3.9 %
           Publishing                          43,865       42,421     3.4 %
           Broadcast                           24,557       23,564     4.2 %
           Interactive Media                    1,104          825    33.8 %
           Eliminations                          (284)        (193)  (47.2)%
--------------------------------------------------------------------------------
    Selected Publishing Revenues (000)
        By Category
           Advertising                        $36,104      $34,800     3.7 %
              Classified                       14,219       13,601     4.5 %
              Retail                           10,422       10,531    (1.0)%
              National                          2,680        2,739    (2.1)%
              Preprints                         6,482        6,133     5.7 %
              Other                             2,301        1,797    28.1 %
           Circulation                          6,776        6,690     1.3 %
        By Property
           Richmond                            10,989       11,100    (1.0)%
           Tampa                               13,456       12,799     5.1 %
           Winston-Salem                        4,167        4,075     2.3 %
           Community Newspapers                15,037       14,250     5.5 %
--------------------------------------------------------------------------------
    Advertising Revenues (Dailies) (000)
           Richmond                            $8,457       $8,561    (1.2)%
           Tampa                               12,142       11,574     4.9 %
           Winston-Salem                        3,402        3,323     2.4 %
           Community Newspapers                10,502        9,695     8.3 %
--------------------------------------------------------------------------------
    Broadcast Time Sales (gross) (000)        $25,044      $23,191     8.0 %
           Local                               13,829       13,517     2.3 %
           National                             7,744        8,459    (8.5)%
           Political                            3,471        1,215       ---
--------------------------------------------------------------------------------
    Selected Online Total Page Views
           TBO.com                         45,810,809   14,503,814   215.9 %
                (Tampa, Fla.)
           timesdispatch.com                7,983,756    6,963,790    14.6 %
                (Richmond, Va.)
           JournalNow.com                   3,051,994    2,697,197    13.2 %
             (Winston-Salem, N.C.)
--------------------------------------------------------------------------------

    Note: All data are subject to later adjustment, excludes discontinued operations.



                               MEDIA GENERAL INC.

                             Revenues and Page Views

                                                         Year-to-Date
                                                 2004         2003    % Change
--------------------------------------------------------------------------------
    Revenues (000)                             $650,690     $611,890    6.3 %
           Publishing                           413,893      397,598    4.1 %
           Broadcast                            229,434      208,999    9.8 %
           Interactive Media                     10,010        7,025   42.5 %
           Eliminations                          (2,647)      (1,732) (52.8)%
--------------------------------------------------------------------------------
    Selected Publishing Revenues (000)
        By Category
           Advertising                         $338,203     $323,936    4.4 %
              Classified                        139,242      128,819    8.1 %
              Retail                             95,738       96,554   (0.8)%
              National                           23,557       24,142   (2.4)%
              Preprints                          60,589       58,508    3.6 %
              Other                              19,078       15,914   19.9 %
           Circulation                           66,727       64,938    2.8 %
        By Property
           Richmond                             101,558       98,355    3.3 %
           Tampa                                129,479      123,904    4.5 %
           Winston-Salem                         39,045       39,252   (0.5)%
           Community Newspapers                 142,166      134,773    5.5 %
--------------------------------------------------------------------------------
    Advertising Revenues (Dailies) (000)
           Richmond                             $76,920      $74,319    3.5 %
           Tampa                                116,014      111,468    4.1 %
           Winston-Salem                         31,630       31,688   (0.2)%
           Community Newspapers                  97,523       91,626    6.4 %
--------------------------------------------------------------------------------
    Broadcast Time Sales (gross) (000)         $230,133     $206,322   11.5 %
           Local                                135,431      127,201    6.5 %
           National                              77,575       75,379    2.9 %
           Political                             17,127        3,742      ---
--------------------------------------------------------------------------------
    Selected Online Total Page Views
           TBO.com                          184,575,905  122,580,467   50.6 %
                (Tampa, Fla.)
           timesdispatch.com                 60,122,203   60,103,017    0.0 %
                (Richmond, Va.)
           JournalNow.com                    25,800,308   22,898,577   12.7 %
             (Winston-Salem, N.C.)
--------------------------------------------------------------------------------

    Note: All data are subject to later adjustment, excludes discontinued operations.



                               MEDIA GENERAL INC.

                      Daily Newspapers Advertising Linage*

                                                         September
                                                2004        2003    % Change
--------------------------------------------------------------------------------
    RICHMOND TIMES-DISPATCH
         Retail                                33,789      41,959   (19.5)%
         National                              10,431      13,615   (23.4)%
         Classified                            74,673      67,081    11.3 %
              Total                           118,893     122,655    (3.1)%
--------------------------------------------------------------------------------
    TAMPA TRIBUNE
         Retail                                44,713      38,491    16.2 %
         National                              15,594      14,696     6.1 %
         Classified                           121,436     129,773    (6.4)%
              Total                           181,743     182,960    (0.7)%
--------------------------------------------------------------------------------
    WINSTON-SALEM JOURNAL
         Retail                                37,827      33,570    12.7 %
         National                               6,731       7,285    (7.6)%
         Classified                            56,906      58,005    (1.9)%
              Total                           101,464      98,860     2.6 %
--------------------------------------------------------------------------------
    COMMUNITY DAILIES
         Retail                               306,674     311,434    (1.5)%
         National                              28,322      27,187     4.2 %
         Classified                           423,156     439,830    (3.8)%
              Total                           758,152     778,451    (2.6)%
--------------------------------------------------------------------------------
    MEDIA GENERAL DAILIES TOTAL
         Retail                               423,003     425,454    (0.6)%
         National                              61,078      62,783    (2.7)%
         Classified                           676,171     694,689    (2.7)%
              Total                         1,160,252   1,182,926    (1.9)%
--------------------------------------------------------------------------------

    *  Advertising is in column inches - full run only



                               MEDIA GENERAL INC.

                      Daily Newspapers Advertising Linage*

                                                       Year-to-Date
                                              2004          2003      % Change
--------------------------------------------------------------------------------
    RICHMOND TIMES-DISPATCH
        Retail                                296,296       317,600    (6.7)%
        National                               94,659       101,610    (6.8)%
        Classified                            700,564       671,673     4.3 %
            Total                           1,091,519     1,090,883     0.1 %
--------------------------------------------------------------------------------
    TAMPA TRIBUNE
        Retail                                389,678       379,561     2.7 %
        National                              129,528       142,278    (9.0)%
        Classified                          1,239,497     1,255,506    (1.3)%
            Total                           1,758,703     1,777,345    (1.0)%
--------------------------------------------------------------------------------
    WINSTON-SALEM JOURNAL
        Retail                                336,986       326,073     3.3 %
        National                               73,039        72,366     0.9 %
        Classified                            556,508       567,116    (1.9)%
            Total                             966,533       965,555     0.1 %
--------------------------------------------------------------------------------
    COMMUNITY DAILIES
        Retail                              2,940,479     3,020,625    (2.7)%
        National                              257,585       245,989     4.7 %
        Classified                          4,200,663     3,887,845     8.0 %
            Total                           7,398,727     7,154,459     3.4 %
--------------------------------------------------------------------------------
    MEDIA GENERAL DAILIES TOTAL
        Retail                              3,963,439     4,043,859    (2.0)%
        National                              554,811       562,243    (1.3)%
        Classified                          6,697,232     6,382,140     4.9 %
            Total                          11,215,482    10,988,242     2.1 %
--------------------------------------------------------------------------------

    *  Advertising is in column inches - full run only